SCHEDULE 14A
(Rule 14a–101)

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PREMIER FINANCIAL BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

________________________________________________________
(Name of Person Filing Proxy Statement, if other than Registrant)

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2883 5th Avenue
Huntington, West Virginia 25702
________________

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

JUNE 19, 2019
________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Premier Financial Bancorp, Inc. will be held at the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia on Wednesday,  June 19, 2019 at 10:30 a.m. (EDT) for the following purposes:

(1)	To elect the nine (9) nominees named in the accompanying proxy statement as directors to serve until the 2020 Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	To ratify the appointment of Crowe, LLP as the Company’s independent accountants for the 2019 fiscal year;

(3)	To consider and approve the Company’s executive compensation in an advisory vote;

(4)	To approve an advisory (non-binding) proposal to determine whether the shareholder vote to approve executive compensation (Item 3 above) should occur every 1, 2 or 3 years; and

(5)	To transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on May 1, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 19, 2019.  The 2019 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2018 are also available at www.investorvote.com/PFBI.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES BY (1) COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) A TOLL-FREE TELEPHONE CALL TO THE NUMBER LISTED ON THE PROXY CARD OR (3) USING THE INTERNET VOTING PROCEDURE DESCRIBED ON THE PROXY CARD.  SHAREHOLDERS ATTENDING THE MEETING IN PERSON MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY EXECUTED A PROXY.

By Order of the Board of Directors,
/s/ Toney K. Adkins.
Toney K. Adkins, Secretary

Huntington, West Virginia
May 16, 2019

PREMIER FINANCIAL BANCORP, INC.
2883 5th Avenue
Huntington, West Virginia 25702
________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

JUNE 19, 2019
________________

INTRODUCTION

This Proxy Statement is being furnished to shareholders of Premier Financial Bancorp, Inc., a Kentucky corporation (the "Company" or “Premier”), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of record of the Company's outstanding shares of common stock, no par value per share (the "Common Stock"), as of the close of business on May 1, 2019 for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, June 19, 2019 at 10:30 a.m. (eastern daylight time) at the Double Tree by Hilton Hotel, 1001 3rd Avenue, Huntington West Virginia and at any adjournment or postponement thereof.  The approximate mailing date of this Proxy Statement was May 16, 2019.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, holders of shares of Common Stock will be asked to consider and vote upon the following matters:

(1)	The election of the nine (9) nominees named in this proxy statement as directors of the Company who will serve until the 2020 Annual Meeting and until their successors are elected and qualified;
(2)	The ratification of the appointment of Crowe LLP as the Company's independent accountants for the fiscal year ending December 31, 2019;
(3)	To consider and approve the Company’s executive compensation in an advisory vote;
(4)	To approve an advisory (non-binding) proposal to determine whether the shareholder vote to approve executive compensation (Item 3 above) should occur every 1, 2 or 3 years; and
(5)	The transaction of such other business as may properly come before the Annual Meeting.
The Board of Directors has unanimously recommended that shareholders vote "FOR" the election of the Board of Directors’ nine nominees for election as directors of the Company, "FOR" the ratification of the Audit Committee of the Board of Directors’ appointment of Crowe LLP as the Company's independent accountants, “FOR” the approval of the advisory proposal on executive compensation, and “FOR" the advisory (non-binding) proposal that a non-binding shareholder vote to approve executive compensation should occur every year.  As of the date of this Proxy Statement, the Board of Directors knows of no other business to come before the Annual Meeting.

VOTING RIGHTS AND PROXY INFORMATION
Only holders of record of shares of Common Stock as of the close of business on May 1, 2019 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.  Such holders of shares of Common Stock are entitled to one vote per share on any matter, other than the election of directors, which may properly come before the Annual Meeting.  In the election of directors, holders of Common Stock have cumulative voting rights whereby each holder is entitled to vote the number of shares of Common Stock held multiplied by nine (the number of directors to be elected at the Annual Meeting), and each holder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates.  The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting.  As of the Record Date it is anticipated that 14,636,402 shares of Common Stock will be outstanding.
Those nominees for election to the Board of Directors receiving the nine highest number of votes in the election of directors will be elected to the Board.  The appointment of Crowe LLP as the Company's independent accountants for 2019 will be ratified if the votes cast in favor of ratification exceed the votes cast against ratification. The proposal on executive compensation will be approved in a non-binding advisory vote if the shares cast in favor exceed the votes cast against approval.  The frequency of the shareholder vote on executive compensation will be determined in a non-binding advisory vote by the interval (every 1, 2 or 3 years) receiving the highest number of votes cast.
You can vote by (i) signing, dating and mailing the enclosed proxy card, (ii) by attending the annual meeting in person, or (iii) following the instructions on your notice for voting by telephone or on the internet.
All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board of Directors’ nine nominees as directors of the Company (or, if deemed appropriate by the individuals appointed in the proxies, cumulatively voted for less than all of the Board's nominees to ensure the election of as many of the Board's nominees as possible), FOR the ratification of the appointment of Crowe LLP as the Company's independent accountants, FOR approval of the proposal on executive compensation, and FOR the advisory (non-binding) proposal that a non-binding shareholder vote to approve executive compensation should occur every year .
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy), or (iv) entering a later dated telephone call or internet vote (if initially able to vote in that manner) so long as the vote or voting direction is received by 3:00 a.m. eastern daylight time on June 19, 2019.  Any written notice revoking a proxy should be sent to the Company, to the attention of Toney K. Adkins, Secretary.
The Company will bear the cost of this solicitation.  In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock, and will reimburse them for their expenses in so doing.  Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal meeting, mail, telephone, facsimile or other electronic means.

EFFECT OF NOT CASTING YOUR VOTE
If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement), the advisory proposal on executive compensation (Item 3 of this proxy statement), and the advisory (non-binding) proposal on frequency of voting on executive compensation (Item 4 of this proxy statement).  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, on executive compensation or on the frequency of voting on executive compensation, your bank or broker was allowed to vote those shares on your behalf in the election of directors, on executive compensation, and on the frequency of voting on executive compensation as they felt appropriate.
Current regulations take away the ability of your bank or broker to vote your uninstructed shares in the election of directors, on executive compensation, and on the frequency of voting on executive compensation on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, on executive compensation, or on the frequency of voting on executive compensation, no votes will be cast on your behalf.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement).
If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.
ANNUAL REPORT
The Company's 2018 Annual Report, which includes audited consolidated financial statements, accompanies this Proxy Statement.  The Company will furnish without cost to any shareholder, upon request, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Requests should be in writing and directed to the Company, to the attention of  Brien M. Chase, Chief Financial Officer.
PRINCIPAL SHAREHOLDERS
As of March 20, 2019, the following individuals or entities reported beneficial ownership of Common Stock in excess of 5% of the Company's outstanding Common Stock:
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED(1)	PERCENTAGE OF OUTSTANDING SHARES
Marshall T. Reynolds P.O. Box 4040 Huntington, West Virginia 25729	1,096,549	7.5%
John Sheldon Clark (2) 505 Beachland Blvd PMB 320 Vero Beach, Florida 32963	1,044,098	7.%1
_______________
(1)
The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company.  Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

(2)
Mr. Clark reported direct ownership of 858,474 shares and reported another 185,624 shares in family trusts whereby Mr. Clark exercises discretionary control but is not a principal beneficiary of the trusts.

ELECTION OF DIRECTORS
(Item 1 on Proxy)

A board of nine directors of the Company is to be elected at the Annual Meeting, each of whom is to serve, subject to the provisions of the Company's bylaws, until the 2020 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified.  The names of the nominees proposed for election as directors, all of whom are presently directors of the Company, are set forth below and the following information is furnished with respect to each:
Nominee	Age	Principal Occupation or Employment(1)	Director of Company Continuously Since

Toney K. Adkins	69
Retired, President and Chief Operating Officer, Champion Industries, Inc. (commercial printing and office supplies).  Prior to becoming President and Chief Operating Officer of Champion Industries in January 2005, Mr. Adkins served as its Vice President - Administration since 1996.

			7/12/91
Mr. Adkins’ long-term experience as President and Chief Operating Office of Champion Industries, Inc., a publicly traded company during his tenure, provides insight on operational issues and business management.  Mr. Adkins is also a long-term director of one of the Company’s subsidiaries, Citizens Deposit Bank & Trust, and provides direct oversight at the local level.

Philip E. Cline	86
Business Consultant, July 1999 to present; President, Alderson-Broaddus College – (Interim January 2011 to June 2011) and (Acting November 2010 to January 2011); President of River City Associates, Inc. and General Manager of Pullman Plaza Hotel (Formerly Radisson Hotel Huntington) from 2001 to May 2010; President and Chief Executive Officer, Broughton Foods Company from November 1996 to June 1999; Executive Vice Presi-dent (1995 to 1996), Vice President and Treasurer (1968 to 1995) of J. H. Fletcher & Co. (manufacturer of underground mining equipment); Director of Bank One West Virginia Corporation (formerly Key Centurion Bancshares, Inc.) from 1983 to 2000.

			9/17/14
Mr. Cline's financial and managerial background and experience complements the Board's strategic planning and operations management.  In addition, Mr. Cline’s involvement as a member of the Marshall University Board of Governors and as a board member of the Huntington YMCA provide insight into the local business and educational climate.  Mr. Cline also serves as a director of Premier Bank, providing direct oversight at the local level.

Harry M. Hatfield	71	Attorney-at-law, Hatfield & Hatfield since 1973	6/20/12
Mr. Hatfield’s long experience as an attorney, including former Chairman of the West Virginia State Bar Foundation and former West Virginia University College of Law planning committee member, provides insight to local lending as well as familiarity with the legal aspects of business.  Mr. Hatfield resides in the local community of one the Company’s subsidiaries, Premier Bank. He has served as Chairman of the Board of Premier Bank (and its predecessor Boone County Bank) since its formation by the Company in 1998, providing direct oversight at the local level.

Lloyd G. Jackson II	65	President and CEO, Jackson Management Company (a natural gas production and operations management company)	6/20/12
Mr. Jackson’s previous experience in the production of natural gas and operation of natural gas properties provides insight into one of West Virginia’s primary industries.  In addition, Mr. Jackson’s past and present involvement as a West Virginia Senator, as Chairperson of the Claude Worthington Benedum Foundation, the largest charitable foundation serving West Virginia, and as director or trustee of the West Virginia Board of Education, the Clay Center for the Arts and Sciences of West Virginia, West Virginia Wesleyan College, Vision Shared West Virginia and the Discover the Real West Virginia Foundation provide insight into the business and educational climate of the state. Mr. Jackson has served as a director of the Company’s Premier Bank subsidiary (and its predecessor Boone County Bank) since its formation by the Company in 1998, providing direct oversight at the local level.

Nominee	Age	Principal Occupation or Employment(1)	Director of Company Continuously Since

Keith F. Molihan	76	Retired Executive Director, Ironton/Lawrence County Area Community Action Organization	9/14/99
Mr. Molihan’s career in local community economic development provides insight on lending decisions as well as business management.  As an extension of his economic development activities, Mr. Molihan helped to organize Ohio River Bank, headquartered in the Ironton, Ohio where he resides,  and served as the bank’s only Chairman of the Board. Ohio River Bank became a subsidiary of the Company in March 1998 and was merged into Citizens Deposit Bank & Trust in August 2012.  Mr. Molihan now serves as a director of Citizens Deposit Bank & Trust, providing direct oversight at the local level.

Marshall T. Reynolds	82
Chairman and Chief Executive Officer, Champion Industries, Inc.  Mr. Reynolds serves as the Company's Chairman of the Board.  From 1985 to November 1993, Mr. Reynolds also served as Chairman of the Board of Directors of Bank One West Virginia, N.A. (and its predecessor, Key Centurion Bancshares, Inc.).

			1/19/96
Mr. Reynolds is an entrepreneur in many industries in addition to the financial services industry.  He owns stock in many banks both regionally and nationally.  His banking experience as well as his other industry experience provide unique insight in setting the Board’s agenda as well as lending decisions, business management and expansion strategies for the Company.  Mr. Reynolds serves as a director of one of the Company’s subsidiaries, Citizens Deposit Bank & Trust, providing direct oversight at the local level.  Mr. Reynolds also served as a director of another of the Company’s subsidiaries, Adams National Bank, until that bank was merged into Premier Bank on April 8, 2011.

Neal W. Scaggs	83	President, Baisden Brothers, Inc.	9/8/98
Mr. Scaggs is a retired entrepreneur in the retail auto parts industry.  He has served and continues to serve on the Board of Directors of various publicly traded companies.  His business acumen as well as his participation on the boards of other publicly traded companies provides insight on lending decisions and business management.  Mr. Scaggs resides in the local community of one the Company’s subsidiaries, Premier Bank, and served as a director of that bank through March 2011, providing direct oversight at the local level.

Robert W. Walker	72
President and Chief Executive Officer of the Company.  Prior to becoming the President and Chief Executive Officer of the Company, Mr. Walker was President of Boone County Bank, Inc.(now Premier Bank) from September 1998 to October 2001.  Prior to that, Mr. Walker was a regional president at Bank One West Virginia N.A.

			10/17/01
Mr. Walker has a 30+ year banking career in West Virginia.  He is a past Chairman of the West Virginia Bankers Association.  He also serves as a director at both of the Company’s subsidiary banks.  His broad banking experience and leadership skills provide lending insight as well as management skills for the Company.

Thomas W. Wright	65	Owner and Chairman, NexQuest, Inc. (management company)	4/18/01
Mr. Wright is a business entrepreneur in many industries including restaurant ownership.  He has also served as a director of other publicly traded companies.  His business acumen as well as his participation on the boards of other publicly traded companies provides insight on staff management and business management.

(1)	Except where otherwise indicated, this principal occupation or employment has continued during the past five years.

The Company’s Board of Directors recommends that shareholders vote "FOR" the election of each of the Company's nominees for election as a director.

The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director for any reason.  However, in the event that one or more of such nominees is unable or unwilling to serve, the persons named in the proxies or their substitutes shall have authority, according to their judgment, to vote or to refrain from voting for other individuals as directors.
The Nominating Committee of the Board of Directors considers nominations of candidates for election as directors.  The Company's bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors (the "Shareholder Notice Procedure").  The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company.  Under the Shareholder Notice Procedure, to be timely, notice of shareholder nominations to be made at an annual or special meeting must be received by the Company not less than 14 days nor more than 50 days prior to the scheduled date of the meeting (or, if less than 21 days notice of the date of the meeting is given, the 7th day following the day such notice was given).
Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the number of shares of Common Stock that are owned by such shareholder and the name and address of the proposed nominee.  If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director.
By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure affords the Nominating Committee of the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Nominating Committee, to inform shareholders about such qualifications.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings and Committees
During 2018, the full Board of Directors met twelve times, the Compensation Committee met three times, the Information Technology Committee met four times, the Nominating Committee met once, and the Audit Committee met seven times.  Each director attended seventy-five percent or more of all meetings of the Board of Directors and committees of the Board on which he serves.  The Company strongly encourages all members of the Board of Directors to attend the annual meeting of shareholders each year.  At the prior year's annual shareholder meeting all directors were in attendance.

The Board of Directors consists of a majority of "independent directors" as such term is defined in the Nasdaq Stock Market Marketplace Rules.  The Board of Directors has determined that Toney K. Adkins, Philip E. Cline, Harry M. Hatfield, Lloyd G. Jackson II, Keith F. Molihan, Neal W. Scaggs and Thomas W. Wright are independent directors.  The independent directors met twice in executive session during 2018.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  Currently, the Board has determined that separating the roles of Chairman and Chief Executive Officer is in the best interest of the Company’s shareholders at this time.  This structure permits the Chief Executive Officer to focus on the management of the company’s day-to-day operations and ensures a greater role for the Chairman in setting agendas, establishing priorities, and fulfilling the Board’s roles and responsibilities on behalf of the shareholders.

The Board of Directors has adopted a formal policy by which shareholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: c/o Premier Financial Bancorp, Inc., 2883 5th Avenue, Huntington, West Virginia 25702.

The Board of Directors has four standing committees: a Compensation Committee, a Nominating Committee, an Information Technology (“IT”) Committee and an Audit Committee.

Board Role in Risk Oversight
The Company faces a variety of risks including credit risk, liquidity risk, operational risk and reputational risk.  An effective risk management system will identify the material risks the Company faces in a timely manner, communicate necessary information to senior executives and the Board related to those material risks, implement appropriate and responsive strategies to manage those risks, and integrate the process of risk management into regular decision-making.  The Board has designated the Audit Committee to take the lead in overseeing risk management as the Committee regularly reviews the Company’s internal audit reports, independent compliance audit reports, regulatory examination reports and financial information of the Company.  In addition to the Audit Committee, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s strategies and day-to-day operations.  Certain Directors are also members of some of the subsidiary banks’ local Board of Directors to independently assess firsthand the application of risk management processes at the subsidiary bank level.

Compensation of the Board of Directors
Directors who are not full time employees of the Company or any subsidiary receive fees of $1,000 a month for their services.  Board members are also reimbursed for expenses incurred in connection with their services as directors.  Directors receive no compensation for attending committee meetings.

Security Ownership by Directors and Officers
The following table sets forth certain information concerning ownership of Premier’s Common Stock as of March 31, 2019 by (i) each of the directors, (ii) each nominee for director, (iii) each executive officer, and (iv) all directors and executive officers as a group. Except as otherwise noted, each beneficial owner listed below has sole voting and investment power with respect to the shares listed next to the owner’s name.

Name of Beneficial Owner	Common Stock Beneficially Owned as of 3/31/2019(1)	Exercisable Options to Acquire Additional Common Stock as of 3/31/2019(2)	Percentage Of Outstanding Shares

Toney K. Adkins, Director	16,209		*
Philip E. Cline, Director	167,000		1.1%
Harry M. Hatfield, Director	27,500		*
Lloyd G. Jackson, II, Director	21,939		*
Keith F. Molihan, Director (3)	9,267		*
Marshall T. Reynolds, Chairman of the Board (4)	1,096,549		7.5%
Neal W. Scaggs, Director	156,969		1.1%
Robert W. Walker, Director & Chief Executive Officer (5)	124,894		*
Thomas W. Wright, Director	15,690		*
Brien M. Chase, Chief Financial Officer	29,000	28,291	*
J. Mark Bias, Senior Vice President	2,887	7,626	*
Michael R. Mineer, Senior Vice President	24,865	59,876	*
Scot A. Kelley, Vice President, Credit Administration	16,188	3,806	*
Katrina Whitt, Vice President, Human Resources	1,815	26,885	*
All directors and executive officers as a group (14 in number)	1,710,772	126,484	12.6%

* The percentage of outstanding shares beneficially owned is less than 1%.

(1)
The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company.  Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

(2)          Includes options that are exercisable or will become exercisable within 60 days of March 31, 2019
(3)	Includes 552 shares owned by spouse, with respect to which reporting person has no voting or investment power.
(4)
Includes 101,037 shares owned directly by spouse, with respect to which reporting person has no voting or investment power; 73,505 shares owned by controlled organizations, and 132,398 jointly held with spouse.  The total reported shares inlude 758,287 shares pledged as collateral.

(5)	Includes 12,936 shares owned by spouse, with respect to which reporting person has no voting or investment power.

Other Directorships
The Company's Chairman of the Board, Marshall T. Reynolds, serves as a director of the following publicly held companies whose shares are registered under the Securities Exchange Act of 1934: First Guaranty Bancshares, Hammond, Louisiana, and Energy Services of America Corporation, Huntington, West Virginia. He also serves as a director of Champion Industries, Inc., Huntington, West Virginia, which until October 26, 2016 had a class of securities registered pursuant to the Securities Exchange Act of 1934.  Directors Neal W. Scaggs and Keith F. Molihan also serve as directors of Energy Services of America Corporation.  In addition, directors Philip E. Cline and Neal W. Scaggs serve as directors of Champion Industries, Inc.
Nominating Committee
The Nominating Committee nominates individuals to serve on the Company’s Board of Directors, to serve on other committees of the Board of Directors, and to serve on the boards of directors of the Company’s subsidiaries.  The Nominating Committee currently consists of Messrs Scaggs, Molihan and Hatfield, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules. A copy of the Nominating Committee charter is attached as Exhibit A to this 2019 annual meeting proxy statement.
The Company has modified its Nominating Committee Charter to permit the consideration of diversity in identifying director nominees. The Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, attributes and expertise to oversee the Company’s business.  When considering a potential director candidate, the Nominating Committee evaluates the entirety of each candidate’s experience and qualifications, including a consideration of the individual’s contribution to the diversity of the board.  The Committee looks for personal and professional integrity, demonstrated ability and judgment, business experience, gender, ethnic background and experience, and/or residence in the Company’s market areas.  The Nominating Committee will review and consider director nominees recommended by shareholders.  There are no differences in the manner in which the Nominating Committee evaluates director nominees based on whether the nominee is recommended by a shareholder.
Audit Committee
The Audit Committee meets with the Company’s financial management, internal auditors and independent auditors and reviews the accounting principles and the scope and control of the Company’s financial reporting practices.  The Audit Committee makes reports and recommendations to the Board with respect to audit matters and oversees the internal audit function, reviews the internal audit reports, and provides direction for the resolution of internal audit findings and recommendations.  The Audit Committee also recommends to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent certified public accountants the Company's annual audit and annual consolidated financial statements; and reviews with management the status of internal accounting controls and internal audit procedures and results.
The Audit Committee consists of Messrs. Hatfield, Molihan, Scaggs, and Wright.  The Audit Committee is required to have and will continue to have at least three members, all of whom must be "independent directors" as defined in the Marketplace Rules of the Nasdaq Stock Market.
The Board determined that Messrs. Hatfield, Molihan, Scaggs, and Wright are financially literate in the areas that are of concern to the Company, and are able to read and understand fundamental financial statements.  The Board has also determined that Messrs. Hatfield, Molihan, Scaggs, and Wright each meet the independence requirements set forth in the Marketplace Rules of the Nasdaq Stock Market.
The Securities and Exchange Commission ("SEC") has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees.  One of the rules adopted by the SEC requires a company to disclose whether it has an "audit committee financial expert" serving on its audit committee.  Based on its review of the criteria of an audit committee financial expert under the rule adopted by the SEC, the Board of Directors does not believe that any member of the Board of Directors' Audit Committee could be described as an audit committee financial expert.  The Board of Directors believes that the members of the Audit Committee are able to read and understand Premier’s financial statements, are familiar with Premier and its business, and are capable of fulfilling the duties and responsibilities of an Audit Committee without the necessity of having an audit committee financial expert as a member.

The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Board.  A copy of the written Audit Committee charter is attached as Exhibit B to this 2019 annual meeting proxy statement.
Audit Committee Report
It is the responsibility of management to prepare the financial statements and the responsibility of Crowe LLP, the Company’s independent auditors, to audit the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
In connection with its review of the Company’s financial statements for 2018, the Audit Committee:
•	Has reviewed and discussed the audited financial statements with management;
•
Has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•
Has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and considered the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Premier Financial Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018.
Members of the Audit Committee:
/s/ Keith F. Molihan, Chairman
/s/ Neal W. Scaggs
/s/ Harry M. Hatfield
/s/ Thomas W. Wright

Compensation Committee
The Compensation Committee consists of Messrs. Wright, Scaggs and Molihan, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules. The Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements. The Committee establishes the management compensation policy and the general compensation policies of the Company.
The Company’s Board of Directors has adopted a written charter for the Compensation Committee of the Board.  A copy of the written Compensation Committee charter is attached as Exhibit C to this 2019 annual meeting proxy statement.  Please review the Company’s Compensation Discussion and Analysis as well as the Compensation Committee Report below.

EXECUTIVE OFFICERS OF THE COMPANY

The individuals named in the following table are the executive officers of the Company under applicable SEC disclosure rules.  Except as otherwise indicated, each executive officer has held the position indicated for the last five years.
Name	Age	Position
Robert W. Walker	72	President and Chief Executive Officer
Brien M. Chase	54	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)
J. Mark Bias	61	Senior Vice President, Premier (President, Premier Bank, Inc.)
Michael R. Mineer	52	Senior Vice President, Premier (President, Citizens Deposit Bank & Trust)
Scot A. Kelley	62	Vice President, Credit Administration
Katrina Whitt	44	Vice President, Human Resources

Mr. Walker has held this position since October, 2001.  From September, 1998 until October, 2001 Mr. Walker was President, Boone County Bank, Inc.  Prior to that time, Mr. Walker was a Regional Vice President at Bank One, West Virginia, N.A.  Mr. Walker also serves on the Company’s asset/liability management committee and the Company’s loan committee.  Prior to September 15, 2015, Mr. Walker served as President and Chief Executive Officer of Premier Bank, Inc.
Mr. Chase began his duties as CFO of the Company in April, 2002.  From June 1994 to January 2001, Mr. Chase was corporate accounting manager for One Valley Bancorp, Inc.  He also served as controller for four of the One Valley Bancorp subsidiaries.  Prior to that time, Mr. Chase was the senior accountant for One Valley Bancorp for six years.  Mr. Chase also serves on the Company’s asset/liability management committee, the Company’s loan committee and is Executive Vice President and Chief Financial Officer of Premier Bank, Inc.
Mr. Bias was hired on September 15, 2015 as President and CEO of Premier Bank, Inc.  A 33 year banking veteran, Mr. Bias began his banking career with PNC Financial Corporation in 1983, as an International Banking Officer.  He joined One Valley Bank (now BB&T) in 1988 as a Senior Vice President in Commercial Banking.  He rose to other senior leadership positions in Commercial Banking, serving as Market President, BB&T WV Central Region, from 2004 until his retirement from BB&T in August 2015.  Mr. Bias also serves on the Company’s asset/liability management committee and the Company’s loan committee.
Mr. Mineer was appointed Senior Vice President of Premier on April 1, 2013 and currently manages the Company’s product development and emerging technology implementation.  Mr. Mineer joined Premier in October 2003 as President and CEO of Citizens Deposit Bank & Trust in Vanceburg, Kentucky.  Prior to October 2003, Mr. Mineer was a District Manager for U.S. Bank in-charge of multiple branches in Northern Kentucky.  Mr. Mineer also serves on the Company’s asset/liability management committee and the Company’s loan committee.
Mr. Kelley began his duties in charge of Credit Administration in August, 2003.  Prior to that time, Mr. Kelley served Bank One, West Virginia, N.A. in several capacities including Manager of Credit Analysis, Internal Auditor and Branch Manager from 1991 to 2003.  Mr. Kelley was appointed as Vice President of the Company in March, 2008.  Mr. Kelley presides over the Company’s loan committee.  Mr. Kelley also serves as Executive Vice President and Chief Credit Officer of Premier Bank, Inc.
Ms. Whitt began her duties in charge of Human Resources in July, 2003.  From October 1998 to July 2003, Ms. Whitt was Human Resources Generalist for Applied Card Systems.  Ms. Whitt was appointed as Vice President of the Company in March, 2008.  Ms. Whitt also serves as Vice President and Human Resources Officer of Premier Bank, Inc.
For additional information about Mr. Walker, see "ELECTION OF DIRECTORS.”

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Premier has identified five executives that meet the definition of a “named executive officer” to be discussed in the Compensation Discussion and Analysis: the Chief Executive Officer, Robert W. Walker; the Chief Financial Officer, Brien M. Chase; Senior Vice President, J. Mark Bias; Senior Vice President Michael R. Mineer, and Vice President, Scot A. Kelley.  The following discussion details the Company’s goals in how it compensates these named executive officers, analyzes how the elements in the Company’s compensation programs meet these goals, discusses how the Company determines the actual amounts paid to the named executive officers and finally presents, in tabular form, the amounts of compensation paid to each named executive officer in 2018.
The objectives of Premier’s compensation program are to attract and retain qualified individuals of high integrity, to motivate them to achieve the goals set forth in the Company’s business plan; to link executive and stockholder interests through incentive-based compensation; and to enhance the Company’s performance, measured by both short-term and long-term achievements.  Premier believes these goals will provide consistent, long-term shareholder value as well as build a vibrant franchise that will attract locally well-known community bankers and customers.
To achieve these goals, Premier compensates its named executive officers using a base salary, a performance based annual bonus, and stock option awards.  Premier believes the interests of the Company and its shareholders are served by this three-part approach.  Under this approach the compensation of executive officers involves a part of their pay that is “at risk”--namely, the annual bonus and any stock option awards.  The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on the performance of the respective executive officer, whereas stock options typically only have value to the executive officer if there is a rise in Premier’s stock price beyond the grant date.
To attract and retain qualified individuals of high integrity, Premier pays a competitive base salary to its executive officers and offers the option to participate in customary benefits such as medical insurance and a 401k retirement plan.  Salaries are commensurate with an individual’s experience; ability to lead, implement and achieve the Company’s strategic goals; capability in enhancing the Company’s performance in light of potentially adverse changes in banking regulation, interest rates, the local and/or national economy, and other factors beyond the influence of management; and the executive’s level of integrity in dealing with customers, employees, shareholders and the directorship.
To reward the named executive officers Premier pays a discretionary annual bonus.  The bonus rewards  financial performance, such as asset growth, income enhancing strategies, expense reduction strategies, and non-performing asset resolution.  The bonus also rewards other events such as successful regulatory examinations, the ability to recruit replacement management, quality financial disclosures and controls, strategic acquisitions or dispositions and other events the Company may consider from time-to-time. The annual bonuses are entirely discretionary at the direction of the Board of Directors via the Compensation Committee.  They are not based on any formulaic quantification that would encourage the Company’s named executive officers to choose one course of action over another.  Rather, the bonuses are subjective in their determination based upon the Compensation Committee’s determination, with the aid of the Chief Executive Officer, of the individual’s performance toward achieving the Company’s performance and improving overall shareholder value.
To reward long-term performance and enhancements to long-term shareholder value, Premier offers stock options to the named executive officers.  Options are typically granted once a year, near the beginning of the year, in conjunction with a regularly scheduled board of directors meeting.  Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.  As a matter of practice, Premier does not reprice stock options.  To reward long-term performance, the options typically vest in three equal annual installments beginning on the grant date and have a maximum ten-year term.  Premier believes the vesting schedule also provides incentive for the named executive officers to continue their employment with the Company.

The annual bonus, number of stock options and salary increase, if any, are determined annually.  Premier uses surveys conducted by local state banking associations and other industry specific surveys to assess competitive marketplace compensation for its executive officers and uses ranges of compensation rather than specific targets.  The named executive officers do not have employment, severance or change-of-control agreements. They serve at the will of the Board of Directors, which enables Premier to terminate their employment with discretion as to the terms of any severance arrangement.
For any annual bonus, the Chief Executive Officer reviews the estimated full year financial results with the Board of Directors and, if appropriate, an annual bonus pool is determined.  Allocations from the pool are made to Premier’s named executive officers. Premier does not use rigid incentive formulas to determine the annual bonus, as simple formulas may tend to improperly favor one aspect of financial performance to the detriment of others, while complex formulas provide no real focus or are inevitably adjusted for unforeseen events.  A recommendation as to the bonus to be paid to each executive officer is based on an evaluation by the Chief Executive Officer of their individual performance for the prior year and their contribution toward Premier’s performance as a whole. After reviewing the final full year results, the Compensation Committee, with input from the Chief Executive Officer with respect to the other named executive officers, uses discretion in evaluating the individual award recommendations and determining the actual bonus amount to be awarded.  Premier believes that the annual bonus rewards those high-performing individuals who drive the financial results and long-term performance of the Company.
Similar to the annual bonus, the number of stock options granted to individuals is determined, with input from the Chief Executive Officer, by the Compensation Committee.  The number of stock options granted annually is modest so as to minimally affect diluted earnings per share either through the increase in the number of shares outstanding or through recorded stock compensation expense.  Stock options are granted with an exercise price equal to the closing price on the grant date and therefore only have value to the optionee if there is a rise in Premier’s stock price beyond the grant date.  Premier believes it is the accumulation of options over time that provides the real incentive for the named executive officers to propel the Company’s value to ever higher levels.
In arriving at its decision on 2018 executive compensation, the Compensation Committee took into account the affirmative shareholder “say on pay” vote at the previous annual meeting of shareholders and continued to apply the same principles in determining the amounts and types of executive compensation.  The specific compensation amounts for each of Premier’s named executive officers for 2018 reflect the continued strength and stability in the Company’s financial performance.  A more detailed analysis of Premier’s 2018 financial results is contained in the Management Discussion and Analysis section contained in the annual report to shareholders and our Form 10-K filed with the Securities and Exchange Commission.
In determining the named executive officers’ compensation for 2018, the Compensation Committee considered the Company’s performance during 2017.  Premier had net income of $14,819,000 in 2017 compared to $12,174,000 of net income in 2016. Net income increased in 2017 largely due to increases in net interest income and non-interest income complemented by a decrease in non-interest expense. These positive results more than offset an increase in the provision for loan losses and an increase in income tax expense.  Basic earnings per share were $1.39 in 2017 compared to $1.16 in 2016. The increase in earnings per share in 2017 was largely the result of the increase in net income.
Net interest income on a fully tax-equivalent basis was $57.9 million in 2017, a 6.9% increase over the $54.1 million earned in 2016.  The increase in net interest income in 2017 was primarily the result of a $3.6 million increase in interest income complemented by a $141,000 decrease in interest expense.  In 2017, average earning assets increased by 0.6% or $7.9 million from 2016. Average interest-bearing liabilities, the primary source of funds supporting the earning assets, decreased by 1.1%, or $11.4 million, in 2017 from 2016.  Supporting an increase in the net interest income (as a percentage of average earning assets) in 2017 was a 3.7%, or $11.4 million, increase in average non-interest bearing deposits. Net interest income (as a percentage of average earning assets) in 2017 was 4.18% compared to 3.93% in 2016. The increase in average earning assets in 2017 was primarily the result of a $42.4 increase in average loans outstanding and a $1.6 million increase in federal funds sold. These increases in average earning assets were partially offset by a $13.7 million decrease in average investment securities, and a $22.7 million decrease in average interest-bearing bank balances. The decrease in average interest-bearing liabilities in 2017 was largely due to a $6.5 million decrease in average interest-bearing deposits, a $1.4 million decrease in average short-term borrowings (primarily customer repurchase agreements), a $679,000 decrease in average FHLB advances, and a $3.0 million decrease in average long-term borrowings.

Average loans increased in 2017 by $42.4 million, or 4.2%, over 2016. The increase in 2017 was largely due to additional loan demand, primarily in Premier’s DC Metro, Cincinnati Metro and West Virginia markets, which more than offset scheduled loan principal payments, payoffs from borrowers accelerating their payments to reduce their outstanding debt, and payoffs due to the workout of problem loans. Average loans outstanding in 2017 increased by $24.5 million, or 11.8%, in Premier’s DC Metro market, increased by $18.0 million, or 47.2%, in Premier’s Cincinnati Metro market, and increased by $13.3 million, or 2.8%, in Premier’s West Virginia market. Conversely, average loans outstanding decreased by $7.5 million, or 12.4% in Premier’s Virginia market, decreased by $5.1 million, or 8.5%, in Premier’s Ohio market, and decreased by $982,000, or 0.6% in Premier’s Kentucky market, as loan payoffs exceeded new loan demand.  In 2017, total loan charge-offs were $1,903,000, or 0.18% of average total loans and net loan charge-offs were $1,231,000, or 0.12% of average total loans.
Book value per share increased by $0.64 in 2017, but tangible book value per share increased by $0.73 in 2016.  Both increases have been adjusted for the 5 for 4 stock split declared and paid in June 2018 and are net of an approximately $0.01 decrease in book value from a greater amount of net unrealized losses in the portfolio of securities available for sale at December 31, 2017.  Annual cash dividends per share increased to $0.48 in 2017 compared $0.45 in 2016 (also for the 5 for 4 stock split).
Based upon an evaluation of his contributions toward achieving the Company’s performance in 2017, the Compensation Committee, in lieu of an increase in Mr. Walker’s annual salary, an annual cash bonus or stock option grants, granted Mr. Walker an annual bonus in the form of an immediate stock award of 7,500 shares of the Company’s common stock on April 25, 2018.  This award was based upon an evaluation of his contribution toward the Company’s successful 2017 financial performance, his leadership in entering into a definitive merger agreement with First Bank of Charleston, Inc. on April 18, 2018, and other events through their meeting date in April 2018, plus his potential to improve long-term shareholder value.  In addition to the compensatory benefit to Mr. Walker, the committee believed that a stock award would also align more of Mr. Walker’s compensation to the long-term performance of the Company’s stock, as well as provide an incentive for consistent annual financial performance to maintain the Company’s attractive dividend yield.  The 7,500 shares had an estimated value of $118,620 based upon the Company’s closing stock price of $15.82 per share on the date of the stock award.  Both the number of shares and the closing stock price have been adjusted to reflect the 5 for 4 stock split declared and paid in June 2018.  Additional information on Mr. Walker’s 2018 compensation is detailed in the tables below.
Based upon an evaluation of Mr. Chase’s contributions toward achieving the Company’s performance in 2017 as summarized above, his leadership in providing clear, concise and quality financial disclosures to the Board of Directors and shareholders through Premier’s annual and quarterly reports and the proxy statement, his continued participation and oversight in the operations of Premier Bank and its regulatory examinations, Mr. Chase’s continued oversight of the parent company operations and its regulatory examinations and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Chase a salary increase to approximately $177,400 annually.  Considering the specific accomplishments achieved by Premier and Premier Bank in 2017 and Mr. Chase’s integral part in negotiating the Huntington branch purchase for Citizens Deposit Bank, the Compensation Committee awarded Mr. Chase a $20,000 cash bonus which was paid in March 2018.  As an incentive for Mr. Chase to further improve Premier’s financial performance, evaluate the financial viability of future acquisitions and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 6,250 options to buy Premier stock at $15.12 per share (the closing price on the March 21, 2018 grant date.  Both the number of options and closing stock price have been adjusted for the 5 for 4 stock split paid in June 2018.)  This grant increased Mr. Chase’s total options to buy Premier stock to 103,938 (also adjusted for the 5 for 4 stock split in June 2018), some of which were exercised before the end of 2018.  Additional information on Mr. Chase’s 2018 compensation is detailed in the tables below.

Based upon an evaluation of Mr. Mineer’s contributions toward achieving the Company’s performance in 2017, his banking insight as President of Citizens Deposit Bank, adding $22.3 million (or 6.24%) of average new deposit and customer repurchase agreement volume to the Company, increasing the average loan portfolio in the markets served by Citizens Deposit Bank by $12.0 million (or 4.54%), achieving a 2017 return on average assets of 1.11% for Citizens Deposit Bank, and expanding Citizens Deposit Bank’s operations in the metro Cincinnati market area; his leadership in reducing Premier’s operating costs and improving customer convenience through technology, his role as Senior Technology Officer for Premier, and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Mineer a salary increase to approximately $196,228 annually.  Considering the specific accomplishments achieved by Premier and Citizens Deposit Bank in 2017, the Compensation Committee awarded Mr. Mineer a $20,000 cash bonus which was paid in March 2018.  As an incentive for Mr. Mineer to further improve Premier’s financial performance and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 6,250 options to buy Premier stock at $15.12 per share (the closing price on the March 21, 2018 grant date.  Both the number of options and closing stock price have been adjusted for the 5 for 4 stock split paid in June 2018.)  This grant increased Mr. Mineer’s total options to buy Premier stock to 85,238 (also adjusted for the 5 for 4 stock split in June 2018), some of which were exercised before the end of 2018.  Additional information on Mr. Mineer’s 2018 compensation is detailed in the tables below.
Based upon an evaluation of Mr. Bias’ contributions toward achieving the Company’s performance in 2017, his banking insight as President of Premier Bank, Inc. including his leadership in developing loan production goals and increasing the average loan portfolio in the markets served by Premier Bank by $30.4 million (or 4.11%), achieving a 2016 return on average assets of 1.15% for Premier Bank, decreasing past due and non-performing loans by $9.5 million (or 30.5%) and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Bias a salary increase to approximately $210,550 annually.  Considering the specific accomplishments achieved by Premier and Premier Bank in 2017, and Mr. Bias’ continued leadership in assimilating the operations of First National Bank of Ronceverte into Premier Bank the Compensation Committee awarded Mr. Bias a $20,000 cash bonus which was paid in March 2018.  As an incentive for Mr. Bias to further improve Premier’s financial performance and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 6,250 options to buy Premier stock at $15.12 per share (the closing price on the March 21, 2018 grant date.  Both the number of options and closing stock price have been adjusted for the 5 for 4 stock split paid in June 2018.)  This grant increased Mr. Bias’ total options to buy Premier stock to 16,625 (also adjusted for the 5 for 4 stock split in June 2018), some of which were exercised before the end of 2018.  Additional information on Mr. Bias’ 2018 compensation is detailed in the tables below.
Based upon an evaluation of Mr. Kelley’s contributions toward achieving the Company’s performance in 2017, his leadership over the evaluation, underwriting and presentation of larger loans to the Premier loan committee, the Premier board of directors and the Premier Bank board of directors; his direct supervision over the Company’s lending policy and practices, his leadership during regulatory examinations regarding lending practices and credit quality, and his potential to improve long-term shareholder value by identifying and suggesting solutions to mitigate credit risk in the Company’s larger loan relationships, the Compensation Committee granted Mr. Kelley a salary increase to approximately $120,000 annually.  Considering the specific accomplishments achieved by Premier in 2017, his direct role in the credit administration function of Premier Bank, Inc. including facilitating external reviews of the loan portfolio by banking regulators and other third parties, the Compensation Committee awarded Mr. Kelley a $16,000 cash bonus which was paid in March 2018.  As an incentive for Mr. Kelley to further improve the Company’s financial performance and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 3,750 options to buy Premier stock at $15.12 per share (the closing price on the March 21, 2018 grant date.  Both the number of options and closing stock price have been adjusted for the 5 for 4 stock split paid in June 2018.) This grant increased Mr. Kelley’s total options to buy Premier stock to 51,294 (also adjusted for the 5 for 4 stock split in June 2018), some of which were exercised before the end of 2018.  Additional information on Mr. Kelley’s 2018 compensation is detailed in the tables below.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above.  Based on such review and discussions, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Premier’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.
How Compensation Plans Do Not Encourage Excessive Risk Taking
The compensation plans of the Company consist of three basic components, an annual salary, an annual bonus (awarded in common stock in the case of Mr. Walker), and grants of stock options.  The annual bonus and the granting of stock options are entirely discretionary at the direction of the Board of Directors via the Compensation Committee.  They are not based on any formulaic quantification that would encourage the Company’s named executive officers or the officers of its subsidiaries to choose one course of action over another.  Rather, the bonuses and the amount of stock options granted are subjective in their determination based upon the Compensation Committee’s determination, with the aid of the Chief Executive Officer, of the individual’s performance toward achieving the Company’s performance and improving overall shareholder value.  The annual bonus is relatively small in comparison to an employee’s annual salary, thus discouraging the manipulation of reported earnings in order to achieve a substantial portion of the named executive officers’ annual compensation.  The Company believes that the risk of losing a named executive officer’s entire salary in the event of termination is sufficient to deter the manipulation of reported earnings or the taking of excessive risks that would threaten the value of the Company.
Given (i) the long term incentive aspect of the base salary and stock option components of the Company’s compensation plan, (ii) the absence of any specific incentive formula in the annual bonus component, and (iii) that the named executive officers do not have employment, severance or change-of-control agreements but serve at the will of the Board of Directors, the Company does not believe its compensation plans encourage SEOs or any other employees to take unnecessary and excessive risks, including behavior focused on short term rather than long term results and value creation, or encourage manipulation of reported earnings to enhance employee compensation.
Members of the Compensation Committee:
/s/ Thomas W. Wright, Chairman
/s/ Keith F. Molihan
/s/ Neal W. Scaggs

Summary Compensation Table
The following table summarizes compensation earned in each of the three years ended December 31, 2018 by the Company's named executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	All Other Compensation (2) (3) ($)	Total ($)
Robert W. Walker	2018	350,000	---	118,620	---	7,590	476,210
President and CEO	2017	350,000	---	124,200	---	12,128	486,328
	2016	350,000	---	104,335	---	12,422	466,757
J. Mark Bias	2018	210,550	20,000	---	15,563	22,588	268,701
Senior Vice President and	2017	204,516	18,000	---	11,600	24,081	258,197
President, Premier Bank, Inc.	2016	197,600	7,500	---	3,498	23,213	231,811
Brien M. Chase	2018	177,400	20,000	---	15,563	11,797	224,760
Senior Vice President	2017	172,224	18,000	---	11,600	8,253	210,077
and CFO	2016	166,400	23,000	---	5,830	8,671	203,901
Michael R. Mineer	2018	196,228	20,000	---	15,563	19,210	251,001
Senior Vice President and	2017	190,523	18,000	---	11,600	18,077	238,200
President, Citizens Deposit Bank	2016	184,100	16,000	---	5,830	13,787	219,717
Scot A. Kelley	2018	120,000	16,000	---	9,338	6,792	152,130
Vice President -	2017	102,500	12,000	---	6,960	5,936	127,396
Credit Administration	2016	97,450	10,000	---	3,323	5,516	116,289

________________________

(1)
The amounts reported in this column represent the number of options granted times the grant date fair value of stock options granted to each of the named executive officers in accordance with FASB Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  More information about stock compensation expense, including the assumptions used in the calculation of the fair value, is included in footnote 15 to our audited financial statements for the fiscal year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.  These amounts reflect the Company's accounting expense for these awards and do not necessarily correspond to the actual value that may be ultimately recognized by the named executive officers.

(2)
The Company provides automobiles to Mr. Walker, Mr. Bias and Mr. Mineer due to their extensive travel for business purposes.  The Company's expense for providing the vehicle for the executive's personal use along with all other perquisites does not exceed $10,000 and therefore is not included in this table.

(3)
All other compensation consists of the Company's matching contributions to the executive's 401k plan account and amounts paid by the Company for the executive's participation in the Company’s benefit programs.  The amounts presented for Mr. Walker include $7,538, $12,077 and $12,000 of matching contributions to his 401k plan account for 2018, 2017 and 2016, respectively.  For Mr. Bias, the amounts include $9,263, $8,937 and $8,215 of matchin6 contributions to his 401k plan account for 2018, 2017 and 2016, respectively.  For Mr. Mineer, the amounts include $8,686, $8,378, and $8,040 of matching contributions to his 401k plan account for 2018, 2017 and 2016, respectively.

Grants of Plan Based Awards in Fiscal Year 2018
The following table provides information about options granted to the named executive officers in 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(2)(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert W. Walker	Apr-25-2018	7,500	---	15.82	118,650
J. Mark Bias	Mar-21-2018	n/a	6,250	15.12	15,563
Brien M. Chase	Mar-21-2018	n/a	6,250	15.12	15,563
Michael R. Mineer	Mar-21-2018	n/a	6,250	15.12	15,563
Scot A. Kelley	Mar-21-2018	n/a	3,750	15.12	9,338

________________________

(1)
Options awarded in 2018 vest in three equal annual installments beginning on March 21, 2019.  The exercise price of the options awarded in 2018 was the closing price on March 21, 2018, the date of grant (see footnote 2 below).  The $2.49 per share grant date fair value of each option awarded was determined in accordance with FASB Topic 718 as more fully described in footnote 15 to Premier's December 31, 2018 Financial Statements.

(2)
On June 8, 2018, Premier issued a 5 for 4 stock split (1 share for every 4 shares owned on record date) to shareholders of record on June 4, 2018.  Pursuant to the anti-dilution provisions of the stock option plans, the number of options awarded has been increased by 25% and the exercise price of the options awarded has been decreased by 25% to reflect the 5 for 4 stock split.

(3)
On June 8, 2018, Premier issued a 5 for 4 stock split (1 share for every 4 shares owned on record date) to shareholders of record on June 4, 2018.  The shares awarded to Mr. Walker and the base price of the award have been adjusted in the table for comparative presentation purposes.

Option Exercises and Stock Vested in Fiscal Year 2018
The following table provides information about options exercised by the named executive officers in 2018.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Mark Bias	1,375	8,764	n/a	n/a
Brien M. Chase	5,350	54,627	n/a	n/a
Scot A. Kelley	3,862	23,647	n/a	n/a

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table provides information on the current holdings of stock options by the named executive officers.  This table includes unexercised and unvested option awards.  Each option grant is shown separately for each named executive officer.

Name		Option Awards
		Number of Securities Underlying Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration
		Exercisable	Unexercisable	(#)	($)	Date
Robert W. Walker		None	None	n/a
J. Mark Bias	(2)	-	6,250	n/a	15.1200	Mar-21-2028
	(2)	2,084	4,166	n/a	15.2080	Mar-15-2027
	(1)(2)	-	1,375	n/a	10.8364	Mar-16-2026
Brien M. Chase	(2)	-	6,250	n/a	15.1200	Mar-21-2028
	(2)	2,084	4,166	n/a	15.2080	Mar-15-2027
	(1)(2)	4,584	2,291	n/a	10.8364	Mar-16-2026
	(1)(2)	6,325	-	n/a	10.7055	Mar-18-2025
	(1)(2)	6,875	-	n/a	10.4945	Mar-19-2024
	(1)(2)	1,965	-	n/a	8.2836	Mar-20-2023
Michael R. Mineer	(2)	-	6,250	n/a	15.1200	Mar-21-2028
	(2)	2,084	4,166	n/a	15.2080	Mar-15-2027
	(1)(2)	4,584	2,291	n/a	10.8364	Mar-16-2026
	(1)(2)	6,875	-	n/a	10.7055	Mar-18-2025
	(1)(2)	6,875	-	n/a	10.4945	Mar-19-2024
	(1)(2)	6,875	-	n/a	8.2836	Mar-20-2023
	(1)(2)	11,000	-	n/a	5.4327	Mar-21-2022
	(1)(2)	11,000	-	n/a	5.0545	Mar-16-2021
	(1)(2)	4,125	-	n/a	6.4727	Mar-17-2020
Scot A. Kelley		-	3,750	n/a	15.1200	Mar-21-2028
	(2)	-	2,500	n/a	15.2080	Mar-15-2027
	(1)(2)	-	1,306	n/a	10.8364	Mar-16-2026

________________________

(1)
On December 9, 2016, Premier paid a 10% stock dividend (1 share for every 10 shares owned on record date) to shareholders of record on December 2, 2016. Pursuant to the anti-dilution provisions of the stock option plans, the original number of options awarded has been increased by 10% and the original exercise price of the options awarded has been decreased by 10% to reflect the 10% stock dividend.

(2)
On June 8, 2018, Premier issued a 5 for 4 stock split (1 share for every 4 shares owned on record date) to shareholders of record on June 4, 2018.  Pursuant to the anti-dilution provisions of the stock option plans, the number of options awarded has been increased by 25% and the exercise price of the options awarded has been decreased by 25% to reflect the 5 for 4 stock split.

CEO Pay Ratio
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Robert W. Walker.
For 2018, our last completed fiscal year:
(a)	The annual total compensation of our median employee was $37,977, and
(b)	The annual total compensation of Mr. Walker, as reported in the Summary Compensation Table on page 18 above, was $476,210.
(c)	The ratio of the annual total compensation of Mr. Walker to the annual total compensation of our median employee was 12.54 to 1.
To determine our median employee in the range of all employees except Mr. Walker for this calculation,
1.	We selected the October 12, 2018 pay period which included a total of 361 full-time and part-time employees.
2.
For each of these employees, we ranked the total amount of salary, wages, overtime pay, and cash bonuses from our payroll records on each employee from lowest to highest and identified the middle employee as the “median employee.”

3.
Once the median employee was identified, we calculated that employee’s annual total compensation for 2018 in the same manner as required by Item 402(c)(2)(x) of Regulation S-K that we use to compute Mr. Walker’s annual total compensation in the table on page 18, resulting in annual total compensation of $37,977 for this median employee.

4.	For the annual total compensation of Mr. Walker, we used the amount reported in the “Total” column for the year 2018 included in the Summary Compensation Table on page 18.
The SEC rules for identifying the median employee used in determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions and, as a result, the CEO pay ratio reported above may not be comparable to the CEO pay ratio reported by other companies.
Director Compensation
The following table summarizes compensation earned in 2018 by the Company's directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Toney K. Adkins	12,000	n/a	n/a	12,000
Philip E. Cline	12,000	n/a	n/a	12,000
Harry M. Hatfield	12,000	n/a	n/a	12,000
Lloyd G. Jackson II	12,000	n/a	n/a	12,000
Keith F. Molihan	12,000	n/a	n/a	12,000
Marshall T. Reynolds	12,000	n/a	n/a	12,000
Neal W. Scaggs	12,000	n/a	n/a	12,000
Robert W. Walker	(1)	n/a	n/a	0
Thomas W. Wright	12,000	n/a	n/a	12,000

________________________

(1)	In accordance with Company policy, as an employee of the Company, Mr. Walker does not receive any director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 2018, the Company's subsidiary banks have had, and expect to have in the future to the extent permitted by applicable federal and state banking laws, lending transactions with certain of the directors and officers of the Company and its subsidiaries and their affiliates and associates.  The transactions, which at times involved loans in excess of $120,000, were in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the Company or its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company's subsidiary banks are subject to federal laws and regulations governing loans to officers and directors.  In addition, the Company’s banking subsidiaries have engaged, and in the future may engage, in transactions with such persons and their affiliates and associates as a depositary of funds, transfer agent, registrar, fiduciary and provider of other similar services.
The Company has adopted a policy to conduct an appropriate review of all related party transactions on an ongoing basis, pursuant to which all material or related transactions with any director, officer or employee or other person or entity with which such director, officer, or employee is affiliated must be on terms no less favorable to the corporation than those that are generally available from unaffiliated third parties and must be approved and ratified by the audit committee by majority vote of its members who do not have an interest in the transaction.
During the years ended December 31, 2018, 2017, and 2016, the Company or its subsidiaries have paid approximately $742,000, $468,000, and $448,000, respectively, for commercial printing services, statement rendering services and office supplies and furniture to Champion Industries, Inc., Huntington, West Virginia, of which the Company's Chairman of the Board, Marshall T. Reynolds, is Chief Executive Officer and a principal shareholder and the Company’s directors Philip E. Cline and Neal W. Scaggs are directors.
The Company leases its headquarters facility at 2883 Fifth Avenue, Huntington, West Virginia from River City Properties, LLC, an entity 20% owned by Chairman of the Board of Directors Marshall T. Reynolds and 20% owned by Director Phillip E. Cline.  The lease, for 5,900 square feet, had a 5 year term commencing in September 2002 and has been subsequently renewed for additional five year terms ending in September 2022, with annual rent of $8.50 per square foot the first year and thereafter inflation adjusted.  The Company believes that the terms of this lease, which were approved by the Board of Directors, are no less favorable to the Company than those available from unrelated third parties. Annual lease payments totaled approximately $52,000, $52,000 and $52,000 in 2018, 2017 and 2016, respectively.
On August 26, 2015, the Company executed and delivered to First Guaranty Bank of Hammond, Louisiana (“First Guaranty”) a Promissory Note and Business Loan Agreement dated August 26, 2015 for the principal amount of $12,000,000 bearing interest at a fixed rate of 4.00% per annum and requiring 59 monthly principal payments of $143,000 plus accrued interest and one final principal and interest payment of $3,575,000 due on August 26, 2020.  The Promissory Note is secured by the pledge of 25% of Premier’s interest in Premier Bank, Inc. (a wholly owned subsidiary) under a Commercial Pledge Agreement dated August 26, 2015.  The proceeds of this note were used to refinance a $4,500,000 balance plus accrued interest due under Premier’s previous Promissory Note to First Guaranty; pay off the remaining $5,400,000 balance plus accrued interest due to The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky (“Bankers’ Bank”) under a Term Note dated September 8, 2010; and pay the remaining $2,000,000 balance plus accrued interest due on Premier’s $5,000,000 Line of Credit with Bankers’ Bank.  The sum of the disbursements totaled $11,946,000 and the final $54,000 on the Term Note was not borrowed.  At the time of origination, Premier’s chairman owned approximately 23.8% of the voting stock of First Guaranty Bancshares, parent company for First Guaranty.  However, Premier’s board of directors, the chairman abstaining, and audit committee determined prior to its vote to authorize the company to enter into the loan transaction that the terms of the financing, including the interest rate and collateral, were no less favorable than those which could be obtained from other financial institutions.  The outstanding principal balance on the borrowing at December 31, 2018 was $2,500,000.

On August 12, 2016 the Company executed and delivered to First Guaranty a Change in Terms Agreement modifying its Promissory Note and Business Loan Agreement dated June 30, 2012 that established a Line of Credit with the bank extending the right to request and receive monies from First Guaranty on the line of credit until June 30, 2019.  The Change in Terms Agreement maintained the principal amount of $3,000,000 bearing interest floating daily at the “Wall Street Journal” prime rate (currently 5.50%), with a floor of 4.50% through the modified June 30, 2019 maturity date.  Under the terms of the Promissory Note, the Company may request and receive advances from First Guaranty from time to time.  Accrued interest on any amounts outstanding is payable monthly, and any amounts outstanding are payable on demand or at maturity.  The Promissory Note is also secured by the pledge of 25% of Premier’s interest in Premier Bank (a wholly owned subsidiary) under a Commercial Pledge Agreement modified on June 30, 2012.  At December 31, 2018, the Company had no outstanding debt on this line of credit from First Guaranty Bank.

DELINQUENT SECTION 16(a) REPORTS
Based upon a review of filings with the SEC, the Company believes that all of the Company’s directors and executive officers complied during fiscal 2018 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 except that executive officer J. Mark Bias inadvertantly filed one report late with respect to one transaction.

INDEPENDENT PUBLIC ACCOUNTANTS
 (Item 2 on Proxy)
At its meeting held on April 17, 2019, the Audit Committee appointed Crowe LLP to serve as the Company’s independent public accountants and auditors for the fiscal year ending December 31, 2019.  Crowe LLP has served as the Company’s independent public accountants and auditors since the 1995 fiscal year.
Representatives of Crowe LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
Audit Fees
Audit fees and expenses billed to the Company by Crowe LLP for the audit of the Company's financial statements for the fiscal years ended December 31, 2018 and December 31, 2017, and for review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q, are as follows:
Fiscal 2018	Fiscal 2017
$353,175	$278,500
Audit Related Fees
Audit related fees and expenses billed to the Company by Crowe LLP for years 2018 and 2017 for services related to the performance of the audit or review of the Company's financial statements that were not included under the heading "Audit Fees", are as follows:
Fiscal 2018	Fiscal 2017
$ 0	$ 0
Tax Fees
Tax fees and expenses billed to the Company by Crowe LLP for fiscal years 2018 and 2017 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the Company's federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows:
Fiscal 2018	Fiscal 2017
$ 57,420	$ 52,700
All Other Fees
Fees and expenses billed to the Company by Crowe LLP for all other services provided during fiscal years 2018 and 2017 are as follows:
Fiscal 2018	Fiscal 2017
$ 0	$ 0
          In 2004, the Audit Committee established a policy whereby the independent auditor is required to seek pre-approval by the Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific estimates for each such service.
The Audit Committee approved all of the services performed by Crowe LLP during 2018.  The Audit Committee of the Board of Directors has considered whether the provision of non-audit services described above is compatible with maintaining the independent accountant’s independence.
The Company’s Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of Crowe LLP as the Company's independent accountants for the 2019 fiscal year.
The appointment of Crowe LLP will be deemed ratified if votes cast in favor of the proposal exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the proposal.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Item 3 on Proxy)
As described above in the “Compensation Discussion and Analysis” section beginning on page 12 and in the compensation tables beginning on page 17 of this proxy statement, the Company’s compensation programs are designed to:
•	attract and retain qualified individuals of high integrity;
•	motivate them to achieve the goals set forth in the Company’s business plan
•	link executive and stockholder interests through incentive-based compensation
•	enhance the Company’s performance, measured by both short-term and long-term achievements, and
•	discourage excessive risk taking on the part of named executive officers.
We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) we are submitting a proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder of Premier Financial Bancorp, Inc., an opportunity to endorse or not endorse the compensation we pay to our named executive officers through the following resolution:
“RESOLVED, that the shareholders of Premier Financial Bancorp, Inc. approve the compensation of its executive officers included in the Summary Compensation Table in this Proxy Statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of the named executive officers (together with the accompanying narrative disclosure) contained in this Proxy Statement.”
Your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  We believe that both the Company and its shareholders benefit from maintaining a constructive dialogue with its shareholders. This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.
The Company’s Board of Directors recommends that shareholders vote "FOR" the resolution to approve the compensation of named executive officers employed by the Company as described in the Compensation Discussion and Analysis and accompanying tables beginning on page 12.
The Company’s executive compensation disclosed in this proxy statement will be approved if votes cast in its favor of the proposal exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the proposal.
At the 2018 annual meeting of shareholders, we provided our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2018 annual meeting, and our shareholders approved the proposal, with 97.04% of the votes cast in favor.

FREQUENCY OF ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Item 4 on Proxy)
Dodd-Frank requires us, not less frequently than once every 6 years, to submit a proposal allowing our shareholders to vote, in an advisory, non-binding vote, on whether the shareholder vote to approve executive compensation (Proposal No. 4 in the accompanying form of proxy) will occur every 1, 2 or 3 years. As a shareholder of the Company, you are being provided the opportunity to vote on the frequency of the vote on executive compensation through the following resolution:
“RESOLVED, that the shareholder vote to approve executive compensation shall occur every 1, 2 or 3 years, as marked in the accompanying form of proxy.”
Your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of submitting to shareholders a resolution to afford shareholders the opportunity to vote on executive compensation.
The Company’s Board of Directors recommends that shareholders vote “FOR” the resolution to vote on executive compensation every year.
The accompanying form of proxy provides for four choices (every 1, 2 or 3 years), or abstain. Shareholders are voting on one of these periods, and are not voting to approve or disapprove the Company’s recommendation.
The frequency of the shareholder vote on executive compensation (every 1, 2 or 3 years) will be determined by a plurality of votes cast “FOR” the year receiving the highest number of votes, even if such votes do not constitute a majority. Abstentions will not be counted as votes cast either for or against the proposal.

CODE OF ETHICS
The Board of Directors adopted a Code of Business Conduct and Ethics on November 19, 2003 that applies to all of the Company's officers, directors and employees and a Code of Ethics for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer which supplements our Code of Business Conduct and Ethics (collectively the "Codes") which are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws.  We have filed copies of the Codes with the SEC as an exhibit to our December 31, 2003 annual report on Form 10-K.

SHAREHOLDER PROPOSALS
Any shareholder proposal intended to be presented at the 2020 Annual Meeting of Shareholders must be received by the Company by January 15, 2020 in order to be considered for inclusion in the Proxy Statement for the 2020 Annual Meeting of Shareholders.  In addition, the proxy solicited by the Board of Directors for the next annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting, unless the Company is provided with notice of such proposal no later than April 1, 2020.  However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by Securities and Exchange Commission regulations.

OTHER MATTERS
The only matters to be considered at the meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Annual Meeting of Shareholders and routine matters incident to the conduct of the meeting.  However, if any other matters should properly come before the meeting or any adjournment thereof, the Board of Directors intends that the persons named in the accompanying proxy form, or their substitutes, will vote the shares represented by such proxy form in accordance with their best judgment on such matters.

By Order of the Board of Directors,

/s/ Toney K. Adkins
Toney K. Adkins
                             Secretary

Huntington, West Virginia
May 16, 2019

EXHIBIT A

NOMINATING COMMITTEE CHARTER

The nominating committee of the board of directors shall consist of a minimum of three directors.  Members of the committee shall be appointed and may be removed by the board of directors.  All members of the committee shall be independent directors as defined in the Nasdaq Stock Market Marketplace Rules.

The purpose of the committee shall be to assist the board in identifying qualified individuals to become board members and in determining the composition of the board of directors and its committees.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.
To lead the search for individuals qualified to become members of the board of directors and to select director nominees to be recommended to the board for its approval and to be presented for shareholder approval at the annual meeting.  The committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders.  The committee will consider such factors as it deems appropriate in evaluating individuals for board membership, including a consideration of the individual’s contribution to the diversity of the board.  Factors that will be given weight in the consideration may include diversity in business and professional experience, skills, gender, ethnic background, as well as experience and/or residence in the company’s market areas.

2.
To review the board of directors' committee structure and to recommend to the board for its approval directors to serve as members of each committee.  The committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3.	To review on an annual basis director compensation and benefits.

The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the committee may deem appropriate in its sole discretion.  The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its actions and recommendations to the board after each committee meeting.  The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

Approved PFBI Board of Directors
February 20, 2019

Exhibit A

EXHIBIT B

PREMIER FINANCIAL BANCORP, INC.
 AUDIT COMMITTEE CHARTER

I.     PURPOSE
The primary function of the Audit Committee is to act on behalf of the Board of Directors and oversee all material aspects of the Corporation’s reporting, control, and audit functions, particularly the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation, including reviewing:  the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management, the Committee and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels.  The Audit Committee's primary duties and responsibilities are to:
•
Be directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors engaged by the Corporation (including resolution of disagreements between management of the Corporation and such auditors regarding financial reporting for the purpose of preparing or issuing an audit report or performing other audit services).  The external auditors shall report directly to the audit committee.

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.
•	Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.
•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.
The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    COMPOSITION
The Audit Committee shall be comprised of three or more directors appointed by the Board, each of whom shall meet the independence and experience requirements of the NASDAQ Manual and other applicable laws and regulations.  Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 (SOXA), the SEC has adopted rules requiring an issuer to disclose whether it has at least one “audit committee financial expert” serving on its audit committee, and if so whether the expert is independent of management.   A company that does not have an audit committee financial expert must disclose this fact and explain why.  The board of directors of the issuer has the obligation to make all determinations as to whether a person qualifies as an audit committee financial expert.  This includes the determination that the person possesses an appropriate degree of knowledge and experience, as well as ensuring that, the person embodies the highest standards of personal and professional integrity.  The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.  Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

Exhibit B

III.   MEETINGS
The Committee shall meet at least four times annually, and more frequently as circumstances dictate. As part of its job to foster open communications, the Committee should meet at least annually with management and the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters the Committee or each of these groups believe should be discussed privately.  In addition, the Committee, or at least its Chair, should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with Section IV. Item 4 below.

IV.	RESPONSIBILITIES AND DUTIES
To fulfill its responsibilities and duties the Audit Committee shall:
Documents/Reports Review
1.	Review and update this Charter, at least annually, as conditions dictate.
2.
Review the organization’s annual financial statements and any reports of other financial information submitted to any governmental body or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal audit reports to management prepared by the internal auditing department and management’s responses to ensure appropriate corrective action.
4.
Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings.  The Chair of the Committee may represent the entire Committee for purposes of this review.

5.	Review and approve the annual audit plan for the parent company and the significant audit findings tracking sheet.
6.	Ensure external and internal auditors have unrestricted access to information; records and personnel to perform audit function.
7.
The Loan Review function at Premier and its affiliates will be supervised by the Internal Audit Manager of Premier. The Internal Audit Manager is responsible for staffing of this function, the cross training of the staff for loan review, and to immediately inform the Premier Audit Committee should the Loan Review function require additional support to complete its mission timely.

8.	The Audit Committee shall have the authority to conduct independent investigations as needed using external or internal resources.
9.	The Audit Committee shall have sole discretion in approving all outsourced internal audits. The Chair of the Committee may represent the entire Committee for these purposes.
Independent Accountants
10.
The Committee is directly responsible for the appointment, retention, compensation and oversight of the external auditors.  The external auditors, in their capacity as independent public accountants, shall be responsible to the board of directors and directly to the Audit Committee as representatives of the shareholders.

11.
On an annual basis, ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independence Standards Board.  Additionally, the Committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence.  If the Committee is not satisfied with the auditor’s assurances of independence, it shall take or recommend to the full board appropriate action to ensure the independence of the external auditor.

Exhibit B

12.	At least annually, review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
13.	Periodically consult with the independent accountants in executive session about internal controls and the fullness and accuracy of the organization’s financial statements.
14.
At least annually pre-approve all auditing services and non-auditing services provided by an external auditor (and shall disclose to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934 any approved non-audit services).

Financial Reporting Process
15.
In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external, and review any reports of the chief executive officer, chief financial officer or other officers disclosing (i) significant deficiencies in the design or operation of internal controls which could adversely affect the company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.

16.	Consider the independent accountants’ judgment about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.
17.
Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

Process Improvement
18.
Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

19.
Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions of the scope or work or access to required information.

20.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.
21.
Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements to financial or accounting practices, as approved by the Audit Committee, have been implemented.  (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee).

Ethical and Legal Compliance
22.	Establish, review and update periodically a Code of Ethical conduct and ensure that management has established a system to enforce this code.
23.
Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and ensures management has the proper review system in place to ensure Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

24.	Review activities, organizational structure, and qualifications of the internal audit department.

Exhibit B

25.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.
26.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.
27.	Establish procedures for:
(A)	the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and
(B)	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
28.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deem necessary or appropriate.

V.          EXTERNAL RESOURCES
The Committee shall be authorized to access internal and external resources, as the Committee requires, to carry out its responsibilities. The Committee may engage and shall have access to its own independent counsel and other advisors at the Committee’s sole discretion.  The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation of the external auditor and any independent counsel and other advisors engaged by the Committee.

Approved PFBI Audit Committee
April 17, 2019

Exhibit B

EXHIBIT C
COMPENSATION COMMITTEE CHARTER

The compensation committee of the board of directors shall consist of a minimum of three directors.  Members of the committee shall be appointed by the board of directors upon the recommendation of the nominating committee and may be removed by the board of directors in its discretion.  All members of the committee shall be independent directors as defined in the Nasdaq Manual and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934.
The purpose of the committee shall be to assist the board in carrying out the board of directors' overall responsibility relating to executive compensation.
In furtherance of this purpose, the committee shall have the following authority and responsibilities:
1.	To assist the board in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans.
2.
To recommend to the board of directors for approval the chief executive officer's annual compensation, including salary, bonus, incentive and equity compensation.  The chief executive officer may not be present during the committee's deliberations or voting on his compensation.

3.
To review and recommend to the board of directors for approval on an annual basis the evaluation process and compensation structure for the company's officers.  The committee shall evaluate the performance of the company's senior executive officers and shall recommend to the board of directors the annual compensation, including salary, bonus, incentive and equity compensation, for such senior executive officers.  The committee shall also provide oversight of management's decisions concerning the performance and compensation of other company officers.

4.
To review the company's incentive compensation and other stock-based plans and recommend changes in such plans to the board as needed.  The committee shall have and shall exercise all the authority of the board of directors with respect to the administration of such plans.

5.	To prepare and publish an annual executive compensation report in the company's proxy statement.
The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.
The committee shall have authority to retain such compensation consultants, outside counsel and other advisors as the committee may deem appropriate in its sole discretion.  The committee shall have sole authority to approve related fees and retention terms.
The committee shall report its actions and any recommendations to the board after each committee meeting.  The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

Approved PFBI Compensation Committee
April 17, 2019

Exhibit C

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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Annual Meeting Proxy Card

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Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1, A VOTE “FOR” ITEM 2, A VOTE “FOR” ITEM 3, AND “1 YEAR” ON ITEM 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Toney K. Adkins	☐	☐	02 - Philip E. Cline	☐	☐	03 - Harry M. Hatfield	☐	☐

04 - Lloyd G. Jackson II	☐	☐	05 - Keith F. Molihan	☐	☐	06 - Marshall T. Reynolds	☐	☐

07 - Neal W. Scaggs	☐	☐	08 - Robert W. Walker	☐	☐	09 - Thomas W. Wright	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Crowe LLP as the Company’s independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐	3. ADVISORY (Non-Binding) PROPOSAL ON EXECUTIVE COMPENSATION. To consider and approve the Company’s executive compensation in an advisory vote.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. ADVISORY (Non-Binding) PROPOSAL ON FREQUENCY OF SHARHOLDER VOTES ON EXECUTIVE COMPENSATION. To recommend, in an advisory vote, the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐	5. OTHER BUSINESS. To transact such other matters as may properly be brought before the Annual Meeting or any adjournment thereof. (The Board of Directors does not know of any such other matters).

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Annual Meeting Materials are available on-line at:

http://www.edocumentview.com/PFBI

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — PREMIER FINANCIAL BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
June 19, 2019
10:30 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
KNOW ALL MEN BY THESE PRESENTS, the undersigned shareholder of PREMIER FINANCIAL BANCORP, INC. (“Company”), Huntington, West Virginia, does hereby nominate, constitute and appoint TONEY K. ADKINS and LLOYD G. JACKSON II or either of them (with full power to act alone), my true and lawful attorney(s) and proxy(ies) with full power of substitution, for me and in my name, place and stead, to vote all of the Common Stock of the Company standing in my name on its books at the close of business on May 1, 2019, at the Annual Meeting of Shareholders to be held at the Double Tree by Hilton Hotel, 1001 3rd Avenue, Huntington, West Virginia, on June 19, 2019, at 10:30 a.m. (eastern daylight time), and at any adjournment thereof, with all the powers the undersigned would possess if personally present as follows:
This proxy is solicited by the Board of Directors and will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, then the above named proxies, or any one of them, will vote the shares represented “FOR” all of the nominees listed in Item #1, “FOR” Item #2, “FOR” Item #3, “1 YEAR” on Item #4 and in accordance with their discretion on any other business that may properly come before the meeting.
Information regarding the matters to be acted upon at the meeting is contained in the Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this proxy.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

Non-Voting Items

Change of Address — Please print new address below.